Exhibit 107

Calculation of Filing Fee

Tables Form S-1

(Form Type)

DOLPHIN ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.015 par value per share	457(c)	3,057,313	$3.78(2)	$11,556,643	0.0000927	$1,072

	Total Offering Amounts Total Fees Previously Paid Total Fee Offsets					$11,556,643		$1,072 — —

	Net Fee Due							$1,072

(1)	Represents the 57,313 shares of common stock previously issued to the selling stockholder named herein, and 3,000,000 shares of common stock that are issuable pursuant to a purchase agreement with the selling stockholder named herein.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Company’s common stock as reported on The Nasdaq Capital Market on September 7, 2022.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.